Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this May 1, 2025, by and between CBOE GLOBAL MARKETS, INC. (“Cboe” and, unless indicated otherwise, referred to herein together with its subsidiaries as “Employer”) and
Craig S. Donohue (“Employee”) to be effective as of Employee’s first day of employment with
Employer on May 7, 2025 (the “Effective Date”).
WITNESSETH:
WHEREAS, Cboe and Employee desire to enter into this Agreement effective as of the
Effective Date to provide for certain terms and conditions of Employee’s employment by Cboe, as reflected in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment.
(a)During the Term (as defined below), Cboe shall employ Employee as its
Chief Executive Officer, and Employee shall perform such duties as may be consistent with such position, including as an employee of a Cboe subsidiary, as determined by the
Board of Directors of Cboe (the “Board”).  If elected, Employee shall also serve as a member of the Board, without additional compensation for such service.
(b)Employee agrees to devote all of his working time and efforts to the affairs of Employer and to the performance of his duties as Cboe’s Chief Executive Officer.
(c)Employee’s principal place of employment shall be at Cboe’s principal executive offices, currently located in Chicago, Illinois; provided that the Company acknowledges and agrees that Employee may work remotely at his reasonable discretion.
Employee acknowledges that the duties to be performed by Employee hereunder are such that Employee may be required to travel extensively at times.
(d)Employee agrees not to accept any membership on the board of directors of any other private or public corporation (other than Cboe affiliates) without the prior written approval of the Board. The Board will grant such approval if, in its reasonable discretion, such membership will present no conflict of interest or interference with
Employee’s duties as Chief Executive Officer. Nothing herein shall prevent Employee from managing Employee’s personal investments and legal affairs.

(e)In accordance with Cboe’s bylaws, Cboe will nominate Employee as a director for stockholder approval at each annual meeting during the Term in which his term as a director is due to expire.
2.Term.  Employee’s employment under this Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date (the “Initial
Term”), unless terminated earlier pursuant to the provisions of Section 5 hereof. The term of employment shall be renewed automatically for successive periods of one (1) year each (a
“Renewal Term”) after the expiration of the Initial Term, unless the Board provides Employee, or Employee provides the Board, with written notice to the contrary at least one hundred eighty
(180) days prior to the end of the Initial Term or any Renewal Term. The Initial Term and any
Renewal Terms are collectively referred to herein as the “Term.” If either the Board or Employee elects not to renew the Term of this Agreement in accordance with this Section 2, and Employee thereafter continues in employment with Employer, Employee shall be employed on an at-will basis, and the terms of such employment and any subsequent termination of employment shall be subject solely to the general employment practices and policies of Employer.
3.Compensation.  Employer shall pay to Employee the following for all services to be performed by Employee during the Term:
(a)A base salary (“Base Salary”) at the rate of one million three hundred thousand dollars ($1,300,000) per annum. Base Salary shall be payable in substantially equal regular installments in accordance with Employer’s practices for other senior executives, as such practices may be determined from time to time. The Board and/or the
Compensation Committee of the Board (the “Committee”) shall review the rate of Base
Salary in such manner and at such time as is applicable to other senior executives, with any revised rate of salary to become the “Base Salary” for all purposes of this Agreement.
Base Salary may only be reduced to the extent such reduction is part of a proportionate reduction to the base compensation for Employee’s direct reports.
(b)In addition to the aforementioned annual Base Salary, Employee shall be eligible to participate in any bonus or short-term incentive program applicable to other senior executives of Employer during the Term with a target annual bonus or short-term incentive payment of not less than one hundred fifty percent (150%) of Base Salary.  For the 2025 fiscal year, any bonus or short-term incentive payment payable to Employee shall be prorated based on the number of days Employee is employed by Employer in the
2025 fiscal year.  Any bonus or incentive payment for a fiscal year of Employer shall be payable to Employee as soon as practicable after the end of such year and at such time as paid to other similarly situated executives.  The Board and/or the Committee will establish performance metrics for Employee for each fiscal year.  Any bonus will only be paid to the extent the applicable performance metrics have been met, as determined by the Board and/or the Committee in their sole discretion, and only so long as Employee remains employed by Employer on the date of payment.
(c)Subject to Committee approval and Board ratification, Employee shall be eligible for annual equity incentive awards under the Cboe Global Markets, Inc. (f/k/a

CBOE Holdings, Inc.) Long-Term Incentive Plan in effect as of the Effective Date, or any similar or successor plan (the “LTIP”), in amounts and subject to such terms as determined by the Committee in its sole discretion; provided that the target grant date fair value of the annual equity incentive awards granted to Employee with respect to any fiscal year during the Term shall not be less than $10,050,000.  For the 2025 fiscal year, the annual equity incentive award granted to Employee shall be prorated based on the number of days remaining in the 2025 fiscal year following the Effective Date.  The vesting terms relating to such awards, including the terms that apply in connection with a Change in
Control (as defined in the LTIP), shall be no less favorable than those that apply to other senior executives of Employer.
(d)Employee shall be eligible for a one-time sign-on equity incentive award with a grant date fair value of six million dollars ($6,000,000) under the LTIP (the “Sign-
On Grant”).  The Sign-On Grant will be granted on the Effective Date and evenly split between an award of restricted stock units and an award of performance stock units, which such awards shall be provided on the form award agreements under the LTIP applicable to other senior executives of Employer.  The Sign-On Grant will be subject to a three (3)
year cliff vesting schedule and the same performance metrics as Cboe’s 2025 fiscal year equity incentive awards previously granted to other senior executives.
(e)Notwithstanding anything to the contrary in the LTIP, the terms and conditions of all equity incentive awards granted to Employee under the LTIP during the
Term will provide for: (i) retirement-vesting eligibility on five (5) years of continuous service for Employer; provided, however, that Employee must provide no less than one
(1)-year’s advance notice to the Board of Employee’s intent to retire to be eligible for retirement vesting of equity incentive awards granted under the LTIP; and (ii) no proration of any shares issuable upon settlement of performance stock units following
Employee’s retirement based on the length of Employee’s tenure during the relevant performance periods applicable to such performance stock units.  The remaining retirement vesting terms applicable to other senior executives under the form award agreements will apply.
(f)Subject to compliance with Cboe's Insider Trading Policies and securities laws, with respect to any equity incentive awards granted to Employee under the LTIP during the Term, Employer and the Board hereby expressly permit Employee to transfer any shares of Cboe common stock issued upon settlement thereof, to one or more grantor and/or charitable trusts established by Employee (“Employee Trusts”).  Employer and the
Board agree to take all reasonable and necessary steps to facilitate the transfer of
Employee’s shares of Cboe stock to the Employee Trusts, and further acknowledge and agree that any such shares of Cboe stock held by such Employee Trusts shall count towards Cboe’s stock ownership and holding guidelines for its Chief Executive Officer as if held by Employee directly.
(g)All payments under this Agreement of Base Salary and bonus, and incentive payments and severance payments and benefits, if any, shall be subject to such deductions as may be required to be made pursuant to law, government regulation, or order, or by agreement with, or consent of, Employee.
4.Additional Benefits.
(a)Business Expenses.  Employer will pay or promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in the performance of his duties during the Term.  All amounts subject to reimbursement by
Employer to Employee pursuant to this Section 4(a) shall be subject to an accounting by
Employee and approval by Employer in accordance with Employer’s expense reimbursement policies and procedures as in effect from time to time.
(b)Benefit Plans.  During the Term, Employee shall be entitled to participate in, and receive benefits under, (i) any qualified or supplemental retirement, savings or deferred compensation plan, program or arrangement currently made available by
Employer for its senior executives, and (ii) any such additional or substitute plan, program or arrangement that Employer may make available in the future and during the
Term for its senior executives (“Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of each such Benefit Plan.
(c)Vacations, Holidays, and Other Perquisites and Fringe Benefits.
Employee shall be entitled to vacations, holidays and other perquisites and fringe benefits that are enjoyed by similarly situated personnel, provided that Employee shall not be entitled to participate in any perquisite or fringe benefit that has been frozen to new participants as of the Effective Date.
(d)Insurance Benefits.  During the Term, Employee and his dependents shall be entitled to participate in, and receive benefits under, (i) any health and dental plan, disability plan, accidental death and dismemberment plan, survivor income plan, and life insurance plan or arrangement currently made available by Employer for its senior executives, and (ii) any such additional or substitute plan or arrangement that Employer may make available in the future and during the Term for its senior executives
(“Insurance Plans”), subject to and on a basis consistent with the terms, conditions, and overall administration of each such Insurance Plan.
(e)Housing and Relocation Benefits.  During the Term, Employer shall pay
Employee a monthly stipend of ten thousand dollars ($10,000) for housing in the Chicago metropolitan area (the “Housing Stipend”) until he purchases a home in the Chicago metropolitan area and shall also pay or reimburse Employee for the cost of car service while working in Chicago (together with the Housing Stipend, the “Housing Expenses”).
The payments Employee receives with respect to the Housing Expenses under this
Section 4(e) shall be grossed up to compensate Employee for income and payroll taxes related directly to such amounts such that the net after-tax proceeds to Employee of the payment or reimbursement of his Housing Expenses and the tax gross-up (at his then-
current combined state and federal marginal income tax rates) is equal to Employee’s total Housing Expenses.  Additionally, Employee will be entitled to receive certain relocation benefits in accordance with the Cboe’s relocation program if he relocates to the
Chicago metropolitan area; provided, however, that on completion of any such relocation,
Employee will no longer be entitled to the Housing Stipend provided in this Section 4(e).
(f)Indemnification and D&O Liability Insurance. Employee will be eligible for indemnification to the extent provided under the terms and conditions of Cboe’s Third
Amended and Restated Certificate of Incorporation, Eighth Amended and Restated
Bylaws and all other organizational documents of Employer.  In all events, without limiting the foregoing, Employer shall provide Employee with indemnification on terms no less favorable than provided to any other executive officer or director of Employer. In addition, Employer or any successor thereto shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage for Employee on terms that are no less favorable than the coverage provided to other officers of Employer.
The provisions of this section shall survive the termination of this Agreement and
Employee’s employment with Employer.
5.Termination.  Upon the termination of Employee’s employment for any reason,
Employee shall be deemed to have resigned as of the date of Employee’s termination of employment from all offices, directorships and fiduciary positions with Employer, its affiliates and employee benefit plans unless Employee is affirmatively re-appointed or re-elected to such position as of the date of Employee’s termination of employment.
(a)Termination For Cause.  The Board, by vote of a majority of its members, may terminate the employment of Employee with Cboe at any time during the Term for
“Cause.” For purposes of this Agreement, “Cause” shall be deemed to exist if, and only if:
(i)Employee engages, during the performance of his duties
hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation, intentional wrongdoing, gross negligence, or malfeasance that results in harm to Employer;
(ii)Employee intentionally disobeys or disregards a lawful and proper direction of the Board, or refuses to perform his material duties and responsibilities under this Agreement (provided that a failure to achieve or meet business objectives related to such duties shall not be the sole basis for a determination of Cause);
(iii)Employee commits willful misconduct in connection with the performance of his duties;
(iv)Employee is convicted of, or pleads guilty or of nolo contendere to
(A) a felony (other than traffic offenses), (B) any other crime involving moral turpitude, or (C) misappropriation, embezzlement, dishonesty, theft, or fraud with respect to Cboe or any of its customers or business relations;

(v)Employee fails to comply in all material respects with Cboe’s
Code of Business Conduct and/or its written policies, procedures, and guidelines, including corporate governance, human relations, anti-harassment, anti-
discrimination, and anti-discrimination policies, and applicable laws; or
(vi)Employee materially breaches this Agreement and such breach by its nature, is incapable of being cured, or such breach remains uncured for more than thirty (30) days following receipt by Employee of written notice from Board specifying the nature of the breach and demanding the cure thereof.
Notwithstanding the foregoing, any action or inaction taken by Employee based upon Employee’s reasonable reliance on advice of counsel to Employer or the direction of the Board shall not form the basis for Cause.
In addition, Employee’s employment shall be deemed to have terminated for Cause if, within three-hundred and sixty-five (365) days after Employee’s employment has terminated, facts and circumstances are discovered that would have justified a termination for Cause under
Section 5(a) above.
If the employment of Employee is terminated by Cboe for Cause, Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) shall be paid to Employee through the date of his termination, and, except as otherwise provided in any
Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits (as defined herein), to Employee under this Agreement. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance
Plans and other employee policies and practices of Employer applicable to such termination.
(b)Termination Without Cause. The Board, by vote of a majority of its members, may terminate the employment of Employee without Cause at any time during the Term.  In such event, Employer shall, subject to the terms of Section 9 and Section 19 of this Agreement, pay or otherwise provide to Employee:
(i)Employee’s accrued but unpaid Base Salary (based upon the annual rate in effect on the date of termination) through the date of termination, to be paid within thirty (30) days of termination;
(ii)Any unpaid bonus with respect to a fiscal year ending immediately prior to the year in which Employee’s employment terminates (the “Prior Year
Bonus”), to be paid in a cash lump sum within thirty (30) days of termination;
(iii)An amount equal to the Employee’s Housing Stipend (and
associated gross-up) for the remainder of employee’s then current lease, not to exceed twelve (12) months, to be paid in a cash lump sum within thirty (30) days of termination;

(iv)A pro-rated bonus (the “Pro-Rated Bonus”) equal to the bonus that
Employee would have received for the calendar year in which Employee’s employment terminates, based on Employee’s target annual bonus for such year, multiplied by a fraction, the numerator of which shall equal the number of calendar days Employee was employed by Employer for the year in which his employment terminates and the denominator of which shall equal three hundred sixty-five (365), to be paid in a cash lump sum within thirty (30) days of termination;
(v)A lump-sum cash severance payment in an amount equal to the sum of (A) two times Employee’s annual rate of Base Salary in effect on the date of termination and (B) two times the target bonus for the year in which
Employee’s employment is terminated, to be paid within thirty (30) days of termination;
(vi)Employer shall also pay Employee a lump sum in an amount equal to the equivalent of twenty-four (24) months of premiums under the Consolidated
Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (sufficient to cover full family health care as of the date Employee is terminated), to be paid within thirty (30) days of termination;
(vii)With respect to the Sign-On Grant, and notwithstanding anything to the contrary in the LTIP or individual equity incentive award agreements issued thereunder, (A) the restricted stock units subject to time-based vesting criteria shall immediately become fully vested as of the date of termination, and (B) the performance stock units shall remain outstanding as if Employee had remained continuously employed through the performance period and shall vest upon the expiration of such performance period, subject to and contingent upon achievement of the applicable performance goals, and shall not be subject to any proration upon settlement thereof.
The amounts and benefits described in clauses (iii) through (vii) of this Section
5(b) shall be referred to herein collectively as the “Severance Benefits.” Except as otherwise provided in this Section 5(b) and in any Benefit Plan or Insurance Plan of
Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated without Cause.
(c)Voluntary Termination for Good Reason. Employee may terminate his employment at any time during the Term for Good Reason (as defined below) as of a date within one hundred twenty (120) days after the initial existence of the condition constituting Good Reason; provided, (i) Employee provides written notice to the Board of
Employee’s intention to resign for Good Reason that specifies in reasonable detail the specific conduct of Employer that constitutes Good Reason and the specific provisions of this Agreement on which Employee relies within ninety (90) days of Employee first becoming aware of its existence and (ii) Employer does not cure such breach or action within thirty (30) days after the date of Employee’s notice.  For purposes of this

Agreement, “Good Reason” shall be deemed to exist if, and only if, without Employee’s express written consent, Cboe or a successor employer:
(i)assigns to Employee authorities (including officer titles), duties or responsibilities that are inconsistent in any material and adverse respect with
Employee’s authorities, duties or responsibilities with Employer as contemplated by this Agreement (including any material and adverse diminution of such authorities, duties or responsibilities);
(ii)materially reduces Employee’s Base Salary, except as part of a proportionate reduction of base compensation for Employee’s direct reports;
(iii)terminates, reduces or limits Employee’s participation in any bonus, target bonus or incentive arrangement relative to the level of participation of other senior executives of similar rank, based upon an arbitrary decision of
Employer rather than a decision reasonably related to the level of job performance of Employee; provided, however, that such action with respect to Employee’s participation shall only constitute Good Reason under this Agreement if the action results in materially reducing the aggregate value of Employee’s incentive compensation below the aggregate value as of the Effective Date; or
(iv)materially breaches any of the terms of this Agreement.
Notwithstanding anything herein to the contrary, if Employee shall terminate his employment for Good Reason, Employer shall provide to Employee his accrued but unpaid
Base Salary (based upon the annual rate in effect on the date of termination or the date immediately prior to Employer’s actions described in subsections (ii) and (iii) above, whichever is greater) through the date of termination and the Severance Benefits on the same terms and subject to the same conditions as described in Section 5(b) hereof. Except as otherwise provided in this Section 5(c) and in any Benefit Plan or Insurance Plan of
Employer, Employer shall have no further obligation to Employee under this Agreement following the date he terminates his employment for Good Reason.
(d)Voluntary Termination without Good Reason. Employee may terminate his employment without Good Reason at any time during the Term as of a date at least thirty (30) days after the date a written notice of such termination is delivered by
Employee to the Board. If the employment of Employee is terminated by Employee without Good Reason, Employer shall, subject to the terms of Section 9 and Section 19 of this Agreement, pay or otherwise provide to Employee, Employee’s accrued but unpaid
Base Salary (based upon the annual rate in effect on the date of termination) through the date of his termination. Except as provided immediately above and as otherwise provided in any Benefit Plan or Insurance Plan, Employer shall have no further obligation, including any obligation for Severance Benefits, to Employee under this Agreement.
Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.

(e)Death.  If Employee dies during the Term, Employer shall pay to the legal representative of Employee’s estate Employee’s Base Salary (based on the annual rate in effect on the date of death) through the date of death in addition to (i) the Prior Year
Bonus and (ii) the Pro-Rata Bonus.  Except as otherwise provided in any Benefit Plan or
Insurance Plan, Employer shall have no further obligations with respect to Employee or his beneficiaries or dependents under this Agreement following the date of his death.
(f)Disability.  If Employee is Permanently Disabled (as defined below) for a continuous period of six (6) months during the Term, Cboe may terminate Employee’s employment under this Agreement upon thirty (30) days prior written notice to
Employee. In such event Employer shall pay to Employee his accrued but unpaid Base
Salary (based on the annual rate in effect on the date of termination) through the date of termination in addition to (i) the Prior Year Bonus and (ii) the Pro-Rata Bonus.  Except as
otherwise provided in any Benefit Plan or Insurance Plan of Employer, Employer shall have no further obligation to Employee under this Agreement following the date his employment is terminated due to him becoming Permanently Disabled. Such termination shall have no effect upon Employee’s rights under the Benefit Plans, the Insurance Plans and other employee policies and practices of Employer applicable to such termination.
For purposes of this Agreement, the term “Permanently Disabled” shall have the meaning set forth in the long-term disability policy or plan maintained by Employer for its senior executives then in effect.  In the absence of such a policy or plan, the term Permanently
Disabled shall have the meaning ascribed to the term “disability” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder.
6.Restrictive Covenants.  For purposes of this Section 6 and Section 7, each reference to “Employer” includes Employer and its affiliates (including, but not limited to, Cboe).
Employee understands the global nature of Employer’s businesses and the effort Employer undertakes to develop and protect its business and its competitive advantage. Accordingly,
Employee agrees that the scope and duration of the restrictions described in this Agreement are reasonable and necessary to protect the legitimate business interests of Employer. Employee further agrees that during the period of his employment and for a period of two years following a termination of Employee’s employment pursuant to Sections 5(a), 5(b), 5(c), or 5(d) hereof,
Employee shall not:
(a)singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Employee’s service with Employer, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with (i) any exchange, facility, clearinghouse, electronic communications network (“ECN”), electronic foreign currency exchange market (“FX”) matching platform, multilateral trading facility, or alternative trading system (“ATS”); (ii) the ECN, ATS or FX business lines of any full service broker dealer or any digital asset or data and access solutions business line of any company; or (iii) any business line of any company that is substantially similar to any additional business line developed or entered into by Employer during Employee’s employment with Employer, provided that, in the case of clauses (i), (ii) and (iii), such entity or business line that directly competes with Employer, without the express written approval of the non-executive Chairman or Lead Director, as applicable, of the Board;
(b)provide any service or assistance that (i) is of the general type of service or assistance provided by Employee to Employer, (ii) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Employer, and (iii) contributes to causing an entity to come within the definition described in paragraph (a) above;
(c)solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Employer (or was an employee of Employer during the year preceding such solicitation), nor solicit any of Employer’s then current employees (or an individual who was employed by or engaged by Employer during the year preceding such solicitation) to terminate employment or an engagement with Employer, nor agree to hire any then current employee (or an individual who was an employee of Employer during the year preceding such hire) of Employer into employment with himself or any company, individual or other entity;
(d)directly or indirectly divert or attempt to divert from Employer any business in which Employer has been actively engaged during the Term, nor interfere with the relationships of Employer with its sources of business; or
(e)unless required by governmental agencies or under applicable laws or regulations, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of Employer, its employees, directors, or officers. Unless required by governmental agencies or under applicable laws or regulations, Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.
(f)Employee acknowledges and agrees that Employee has received at least fourteen (14) days to review the covenants in this Section 6 and Employee has been advised to consult with an attorney before entering into the covenants in this Section 6.
(g)If any court of competent jurisdiction shall at any time deem the term of any covenant contained in this Section 6 too lengthy or the geographic area or other scope covered too extensive, the other provisions of Section 6 shall nevertheless stand, and such court shall modify and reform the term to be the longest period permissible by law under the circumstances and the geographic area or other scope covered to comprise the largest territory and scope permissible by law under the circumstances. The court in each case shall reduce the term and/or geographic area or other scope covered to permissible duration, size or scope.
7.Confidentiality.
(a)Employee acknowledges that Employer will disclose Secret or
Confidential Information to Employee during the Term to enable him to perform his duties hereunder. Employee agrees that, subject to the following sentence, he shall not during the Term (except in connection with the proper performance of his duties hereunder) and thereafter, without the prior written consent of the Board, disclose to any person or entity any material or significant Secret or Confidential Information concerning the business of Employer that was obtained by Employee in the course of his employment by Employer. This paragraph shall not be applicable if and to the extent
Employee is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or if such Secret or Confidential Information is required to be disclosed by
Employee by any law, regulation or order of any court or regulatory commission, department or agency. Employee further agrees that if his employment by Cboe is terminated for any reason, he will not take with him, but will leave with Employer, all records and papers and all matter of whatever nature that bears Secret or Confidential
Information of Employer. For purposes of this Agreement, the term “Secret or
Confidential Information” shall include, but not be limited to, any and all records, notes, memoranda, data, writings, research, personnel information, customer information, clearing members’ information, Employer’s financial information and plans, processes, methods, techniques, systems, formulas, patents, models, devices, compilations or any other information of whatever nature in the possession or control of Employer, that has not been published or disclosed to the general public, the options industry, the equities industry, the foreign currency exchange industry or the commodities futures industry;
provided, however, that such term shall not include knowledge, skills, and information that is common to the trade or profession of Employee.
(b)Employee acknowledges and understands that nothing in this Agreement
(including without limitation Employee’s confidentiality obligations and non-
disparagement obligations set forth herein) shall be construed to prevent or impede
Employee from freely communicating with, filing a charge with, or fully participating in any investigation or proceeding conducted by any federal, state, or local government agency or authority (including, but not limited to, the Equal Employment Opportunity
Commission, the Securities and Exchange Commission (“SEC”), the National Labor
Relations Board, the Financial Industry Regulatory Authority, or other self-regulatory agency), without notice to or prior authorization from Cboe.  Employee understands and agrees, however, that Employee is waiving any and all rights to recover any compensation, damages, or any other form of relief in connection with any charge, complaint, lawsuit, or proceeding brought against Employer, regardless of who filed or initiated such charge, complaint, lawsuit, or proceeding, except that Employee may apply for and accept an award from the SEC with respect to any information provided by
Employee to the SEC.
(c)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)),
Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a violation of law.  Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Employee files a lawsuit or other action alleging retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and use the trade secret in the court proceeding or other action, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  This paragraph will govern to the extent it may conflict with any other provision of this
Agreement.
8.Remedies.  Employee consents and agrees that if he violates any provisions of
Sections 6 or 7 of this Agreement, Employer or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction, restraining him from committing or continuing any violation of Sections 6 or 7 hereof. If, at any time, Employee violates or threatens to violate, to any material extent any of the covenants or agreements set forth in Sections 6 or 7 of this
Agreement, Cboe shall have the right to terminate the employment of Employee for Cause in accordance with the provisions of Section 5(a) hereof. In the event that Employee is found to have breached any provision set forth in Section 6 of this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as Employee was in violation of that provision.
9.Release.  Notwithstanding anything herein to the contrary, as a condition to receiving any severance payments or benefits under this Agreement, Employee agrees to execute a release of claims (in a form substantially similar to the form set forth in Exhibit A, which is attached hereto and made a part hereof) (the “Release”). Employee must deliver to Cboe an original, signed Release and the revocability period (if any) must elapse by the Release Deadline.
For purposes of this Section, the “Release Deadline” means the date that is sixty (60) calendar days after Employee’s termination of employment. No Severance Benefits under this Agreement shall be made or provided prior to the date that both (i) Employee has delivered an original, signed Release to Cboe and (ii) the revocability period (if any) has elapsed. Payment of any
Severance Benefits that are not exempt from Section 409A of the Code shall be delayed until the
Release Deadline, irrespective of when Employee executes the Release; provided, however, that where Employee’s termination of employment and the Release Deadline occur within the same calendar year, the payment may be made up to thirty (30) days prior to the Release Deadline, and provided further that where Employee’s termination of employment and the Release Deadline occur in two (2) separate calendar years, payment may not be made before the later of January 1 of the second year or the date that is thirty (30) days prior to the Release Deadline. If Employee does not deliver an original, signed Release to Cboe by the Release Deadline, (i) Employee’s
rights shall be limited to those made available to Employee as if Employee were terminated under Section 5(d) above, and (ii) Employer shall otherwise have no obligation to pay or provide to Employee any Severance Benefits described in this Agreement, or any other monies on account of the termination of Employee’s employment.
10.Assignment.  Neither Employee nor Cboe may assign this Agreement, except that
Cboe’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of Cboe’s business by purchase, merger, consolidation, or otherwise.
11.Employee Assignment.  No interest of Employee or his spouse, dependent or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee or his spouse, dependent or any other beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
12.Benefits Unfunded.  (i) All rights of Employee and his spouse, dependent or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder; (ii) neither Employee nor his spouse, dependent or any other beneficiary shall have any interest in or rights against any specific assets of Employer; and (iii) Employee and his spouse, dependent or any other beneficiary shall have only the rights of a general unsecured creditor of Employer.
13.Waiver.  No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
14.Applicable Law.  This Agreement shall be construed and interpreted pursuant to the laws of the State of Illinois, without regard to principles of conflicts of laws. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating
to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the federal courts located therein (should federal jurisdiction exist).
15.Dispute Resolution.  Except as otherwise set forth in this Section 15, in the event of any dispute or claim between Employee and Employer arising out of or in connection with this Agreement, Employee and Employer agree that, to the extent permitted by applicable law, any such dispute or claim shall be finally settled by confidential, binding arbitration conducted by a neutral arbitrator under the auspices of JAMS in accordance with the Streamlined
Arbitration Rules and Procedures of JAMS (the “Rules”), and taking place in the State of Illinois,
County of Cook.  Each party agrees that such arbitration shall be conducted in the English language by a single arbitrator selected by the agreement of the parties or, in the absence of such agreement, by JAMS in accordance with the Rules; provided, that such arbitrator shall be a retired judge with experience in employment law.  Each party agrees that in any such arbitration the award shall be made in writing no more than thirty (30) days following the end of the proceeding.  Notwithstanding anything to the contrary set forth in this Agreement, Employee acknowledges and agrees that in the event of any violation or threatened violation by Employee of any of the restrictive covenants contained herein, Employer (and the third party beneficiaries of such provisions, if any) shall be entitled to seek and obtain temporary, preliminary or permanent injunctive relief and/or restraining orders from competent federal, state or foreign courts without the necessity of posting a bond or other surety (which rights shall be in addition to any other rights or remedies to which Employer may be entitled).
Each party shall bear its own fees, costs and disbursements in any such arbitration or court (including to enforce an award) proceeding.  Notwithstanding choice of law rules, the arbitrator or court shall apply the laws of the State of Illinois with respect to the interpretation or enforcement of this Agreement, or to any claims involving Employee’s employment or the termination of Employee’s employment; except that, notwithstanding the foregoing, this arbitration provision, and any determination of whether a dispute or claim is subject to arbitration, shall be governed by the Federal Arbitration Act.  The decision or award of the arbitrator, including any injunctive relief, shall be final and binding upon the parties hereto.  The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.  As part of this Agreement, Employee agrees not to participate in a representative capacity or as a member of any class of claims pertaining to any claim against Employer. There is no right or authority for any claims subject to this Agreement to be arbitrated on a class or collective action basis or on any basis involving claims brought in a purported representative capacity on behalf of any other person or group of people similarly situated.  Such claims are prohibited.  Furthermore, claims brought by or against either Employer or Employee may not be joined or consolidated in the arbitration with claims brought by or against any other person or entity unless otherwise agreed to in writing by all parties involved.
The arbitration shall be conducted on a strictly confidential basis, and Employee shall not disclose the existence of a dispute or claim, the nature of a dispute or claim, or any documents, exhibits, or information exchanged or presented in connection with such dispute or claim, or the result of any action or arbitration proceeding, to any third party, with the sole exceptions of
Employee’s spouse, domestic partner, or other immediate family members (who shall agree to keep such matters strictly confidential), Employee’s witnesses in the arbitration, if any, to the extent such disclosures are necessary for them to provide truthful testimony in the arbitration, third parties engaged by Employee to assist Employee in the arbitration, Employee’s personal tax, legal, and financial advisors, to the extent that such disclosures are necessary for them to perform the services they are engaged to provide, and as may be required by law or legal process
(including, without limitation, to enforce the terms of any arbitral award issued hereunder).
Without limiting the foregoing, the parties agree to take all steps necessary to protect the confidentiality of the materials for arbitration in connection with any such dispute, claim or proceeding, agree to file (and, if so required by applicable court rules, seek leave to file) Secret or Confidential Information (and documents containing Secret or Confidential Information)
under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.
All questions regarding whether or not a dispute is subject to arbitration will be resolved by the arbitrator, except with respect to claims for injunctive relief or any restraining order brought by Employer to enforce the restrictive covenants contained in this Agreement, which claims Employee expressly acknowledge Employer is entitled to bring in court.  If any claims cannot be subject to mandatory arbitration as a matter of law or in the event of any court proceeding to challenge an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the federal or state courts located in the State of Illinois, County of Cook and each party irrevocably consents to the jurisdiction of such courts to the broadest extent possible for any such claim or proceeding and waives any objection to proceeding there that such party might have on the basis of inconvenient forum, improper venue, or otherwise.  For the avoidance of doubt, court proceedings to enforce an arbitrator’s award may be initiated and maintained in any federal or state court having jurisdiction over the party against whom or which enforcement of such award is sought.
16.Entire Agreement. This Agreement contains the entire agreement between Cboe and Employee, and supersedes any and all other previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.
17.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original.
18.Severability.  The parties agree that this Agreement shall be construed in a way to make each of its provisions enforceable, but that the unenforceability of one (1) or more provisions in one (1) or more instances will not make invalid the entire Agreement or any other provisions of this Agreement as all of its provisions are severable. In the event a provision may be unenforceable as written, the parties agree that it shall be partially enforced to the extent permitted by law. The unenforceability of a provision in one instance shall not affect its enforceability in other instances.
19.Compliance. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This
Agreement shall be construed and interpreted with such intent. If any provision of this
Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code, and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Employer cannot guarantee that the payments and benefits that may be paid or provided pursuant to this
Agreement will satisfy all applicable provisions of Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, any compensation or benefit payable under this
Agreement that constitutes a deferral of compensation under Section 409A of the Code shall be subject to the following:
(a)Whenever a payment under this Agreement specifies a payment period, the actual date of payment within such specified period shall be within the sole discretion of Employer, and Employee shall have no right (directly or indirectly) to determine the year in which such payment is made.  In the event a payment period straddles two (2)
consecutive calendar years, the payment shall be made in the later of such calendar years.
(b)No compensation or benefit that is subject to the requirements of
Section 409A of the Code and that is payable upon Employee’s termination of employment shall be paid unless Employee’s termination of employment constitutes a
“separation from service” within the meaning of Treasury Regulation Section
1.409A-1(h), and references in this Agreement to “termination,” “termination of employment” or like terms shall mean a “separation from service.”
(c)If Employee is deemed at the time of his separation from service to be a
“specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the compensation or benefits to which
Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall be provided to
Employee on the earlier to occur of (1) the date that is six (6) months and one day from the date of Employee’s “separation from service” with Employer or (2) Employee’s death.  Upon the earlier of such dates, all payments and benefits deferred pursuant to the
Payment Delay shall be paid in a lump sum to Employee, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein.  The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by Employer in accordance with the terms of
Section 409A of the Code.
(d)Each separately identified amount to which Employee is entitled to payment and each installment payment payable hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(e)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code,
(i) the right to payment or reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated by any lifetime and other annual limits provided under Employer’s health plans, and (iii) such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred.
(f)The payment of any compensation or benefit that is subject to the requirements of Section 409A of the Code may not be accelerated except to the extent permitted by Section 409A of the Code.
(g)The payment of any tax gross-up payment will be made by the end of
Employee’s taxable year next following Employee’s taxable year in which he remits the related taxes.  Reimbursement of expenses incurred by Employee due to a tax audit or litigation addressing the existence or amount of a tax liability will be made by the end of
Employee’s taxable year following Employee’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Employee’s taxable year following Employee’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
20.Additional Limitation.  In the event that a Change in Control (as defined in the
LTIP) shall occur, and a final determination is made by legislation, regulation, or ruling directed to Employee or Employer by court decision or by independent tax counsel that the aggregate amount of any payments made to Employee (1) under this Agreement, and (2) pursuant to any
Benefit Plan, Insurance Plan or plan, program or policy of Employer in connection with, on account of, or as a result of, such Change in Control (“Total Payments”) will be subject to an excise tax under the provisions of Section 4999 of the Code, or any successor section thereof
(“Excise Tax”), the Total Payments shall be reduced so that the maximum amount of the Total
Payments (after reduction) shall be one dollar ($1.00) less than the amount that would cause the
Total Payments to be subject to the Excise Tax; provided, however, that the Total Payments shall only be reduced to the extent that the after-tax value of amounts received by Employee after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment, and excise taxes applicable to such amount. In making any determination as to whether the Total Payments would be subject to an Excise Tax, consideration shall be given to whether any portion of the Total
Payments could reasonably be considered, based on the relevant facts and circumstances, to be reasonable compensation for services rendered (whether before or after the consummation of the applicable Change in Control). To the extent Total Payments must be reduced pursuant to this
Section, Employer will reduce the Total Payments to achieve the best economic benefit to
Employee, and to the extent economically equivalent, on a pro-rata basis.
21.Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.
22.Notices. Notices required under this Agreement shall be in writing and sent by personal delivery, or by registered U.S. mail, return receipt requested, to the following addresses, or to such other address as the party being notified may have previously furnished to the other by written notice:

If to Board, Cboe or Employer:
Cboe Global Markets, Inc.
433 West Van Buren Street
Chicago, Illinois 60607
Attention: Non-Executive Chairman or Lead Director, as applicable, of the
Board and Chief Human Resources Officer
If to Employee:
At the most recent address on file with Cboe
With a copy, which shall not constitute notice, to:
McDonald Hopkins LLC
300 North LaSalle Street, Suite 1400
Chicago, Illinois 60654
Attention: Benjamin D. Panter
23.Clawback.  Notwithstanding anything in this Agreement to the contrary, all incentive compensation paid to Employee pursuant to this Agreement or otherwise in connection with Employee’s employment with Cboe shall be subject to any clawback policies adopted by
Cboe applicable to compensation, as may be in effect from time to time, and applicable law, as may be in effect from time to time, including, without limitation, the provisions of any Employer policy to the extent required by Section 10D of the Securities Exchange Act of 1934 and any
applicable rules or regulations issued by the Securities and Exchange Commission or any national securities exchange or national securities association on which Cboe stock may be traded.
24.Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, Employee has hereunto set his hand, and Cboe has caused these presents to be executed in its name on its behalf, all as of May 1, 2025 and to be effective as of the Effective Date.

/s/ C. S. Donohue
Craig S. Donohue

Cboe Global Markets, Inc.
/s/ William M. Farrow III
By: William M. Farrow III Title: Chairman

Exhibit A
RELEASE OF CLAIMS
THIS RELEASE OF CLAIMS (“Release”) is made and entered into this _______ day of
_____________20__, to be effective as of (the “Effective Date”), by and between CBOE
GLOBAL MARKETS, INC. (“Cboe”) and Craig S. Donohue (“Executive”).
1.In consideration of Cboe’s payment to Executive of the severance pay and benefits described in the Employment Agreement by and between Cboe and Executive (the
“Employment Agreement”), to which Executive is not otherwise entitled and the sufficiency of which Executive acknowledges, Executive does hereby fully, finally and unconditionally release and forever discharge Cboe, Cboe’s subsidiaries and affiliates, and the former, current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of Cboe and Cboe’s subsidiaries and affiliates
(collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any local, state or federal common law, statute or ordinance relating to Executive’s past employment with Cboe or any past actions, statements, or omissions of Cboe or any of the Released Parties occurring prior to Executive’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits, pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the Age Discrimination in
Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as
amended, the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. §
1981), the Family and Medical Leave Act, the Equal Pay Act, the Fair Labor Standards Act, the
Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Illinois Human
Rights Act, the Workers Adjustment and Retraining Act, and the Chicago and Cook County Human
Rights Ordinances, and any other statutory, contract, implied contract, or common law claim arising out of or involving Executive’s employment, the termination of Executive’s employment, or any continuing effects of Executive’s employment with Cboe.
2.Notwithstanding anything to the contrary herein, this general release does not apply to, waive or affect any rights or claim relating to (i) directors’ and officers’ liability insurance coverage or any right of indemnification under Cboe’s or its subsidiaries or affiliates’
organizational documents, applicable law or otherwise (which shall expressly survive and continue following Executive’s termination of employment), (ii) any right to the severance pay and benefits described in the Employment Agreement to which Executive is entitled by virtue of executing this Release, and (iii) any rights Executive may have as a member or holder of equity or other securities of Cboe.
3.Executive agrees not to sue Cboe or any of the Released Parties with respect to rights and claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Executive will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.
4.Executive acknowledges and understands that nothing in this Release shall be construed to prevent or impede Executive from freely communicating with, filing a charge with, or fully participating in any investigation or proceeding conducted by any federal, state, or local government agency or authority (including, but not limited to, the Equal Employment
Opportunity Commission, the Securities and Exchange Commission (“SEC”), the National Labor
Relations Board, the Financial Industry Regulatory Authority, or other self-regulatory agency), without notice to or prior authorization from Cboe.  Executive understands and agrees, however, that Executive is waiving any and all rights to recover any compensation, damages, or any other form of relief in connection with any charge, complaint, lawsuit, or proceeding brought against
Cboe or the Released Parties, regardless of who filed or initiated such charge, complaint, lawsuit, or proceeding, except that Executive may apply for and accept an award from the SEC with respect to any information provided by Executive to the SEC. Executive acknowledges and agrees that this Release is not in settlement of a claim of sexual discrimination or harassment.
5.Executive has twenty-one (21) days (until______________, 20___) within which to consider this Release, although Executive may accept it at any time within those twenty-one (21) days. Once Executive has signed this Release, Executive will still have seven (7)
days in which to revoke his acceptance of the ADEA portion of the Release by notifying Cboe, and specifically, its Chief Human Resources Officer. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms, except for the release of claims under the ADEA, and Cboe will have three (3) business days to rescind the entire Release by so notifying Executive.
6.Executive agrees that he will continue to be governed by those obligations arising under Sections 6, 7 and 8 of the Employment Agreement, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect.
7.Cboe hereby represents that it is not aware (based upon reasonable investigation)
of any claims or causes of action against Executive or any facts or circumstances that could give rise to Executive’s termination of employment for “cause” (as defined under Section 5(a) of the
Employment Agreement).
8.This Release shall be binding upon and inure to the benefit of Cboe and its successors and assigns and Executive and his heirs, executors and administrators.
9.This Release shall be construed and interpreted under the laws of the State of
Illinois to the extent not preempted by applicable laws of the United States.
[Signature Page Follows]

Dated:
Craig S. Donohue
CBOE GLOBAL MARKETS, INC.
By: _________________________________
Its: _________________________________
Dated:_______________________________